UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2022

USA TRUCK INC.
(Exact name of registrant as specified in charter)

Delaware	1-35740	71-0556971
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of principal executive offices)	(Zip Code)

479-471-2500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:
Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, $0.01 Par Value	USAK	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ◻

Item 1.01          Entry into a Material Definitive Agreement.
Agreement and Plan of Merger
On June 23, 2022, USA Truck, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Schenker, Inc., a New York corporation (“Parent”) and Tango Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides, among other things, and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of DB Schenker, one of the world's leading logistics service providers.
At the Effective Time (as defined in the Merger Agreement), and as a result of the Merger:

●
Each share of the Company’s common stock, par value $0.01 per share (the “Company common stock”), that is issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $31.72 in cash, without interest (the “Merger Consideration”), subject to any applicable withholding taxes;

●
Each outstanding and unexercised option to purchase shares of Company common stock (whether vested or unvested and whether exercisable or unexercisable) (a “Company stock option”) will become fully vested and be cancelled in exchange for the right to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such Company stock option and (ii) the excess of the Merger Consideration over the exercise price per share of each such Company stock option;

●
Each outstanding share of restricted stock of the Company (whether vested or unvested) (“restricted stock”), will become fully vested and be cancelled in exchange for the right to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such award of restricted stock and (ii) the Merger Consideration; and

●
Each outstanding performance stock unit with respect to shares of Company common stock (whether vested or unvested) (a “PSU”), will become fully vested and be cancelled in exchange for the right to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such PSU and (ii) the Merger Consideration.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) approved, adopted and declared advisable the Merger Agreement and the Merger and the consummation by the Company of the transactions contemplated by the Merger Agreement, including the Merger, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the transactions contemplated by the Merger Agreement, including the Merger, (iii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the Merger Agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) recommended that the Company’s stockholders vote for the adoption of the Merger Agreement.
Assuming the satisfaction of the conditions set forth in the Merger Agreement, the Company expects the Merger to close by the end of 2022. The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a stockholder meeting that will be held on a date, and at the time and place, to be announced when finalized.

The closing of the Merger is subject to various conditions, including (i) the adoption of the Merger Agreement by holders of two-thirds of the issued and outstanding shares of Company common stock entitled to vote thereon at the stockholder meeting (the “Company Stockholder Approval”); (ii) the absence of any outstanding law, regulation, or order enacted, promulgated, issued, entered, amended or enforced by any governmental entity that restrains, enjoins or otherwise prohibits the consummation of the Merger; (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”); (iv) the CFIUS Approval (as defined in the Merger Agreement); and (v) the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications, as of the date of the Merger Agreement and as of the date of the closing of the Merger, and compliance in all material respects with the covenants and agreements contained in the Merger Agreement. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the absence, since the date of the Merger Agreement, of a Company Material Adverse Effect (as defined in the Merger Agreement). The closing of the Merger is not subject to a financing condition. Under the terms of the Merger Agreement, consummation of the Merger will occur on the third business day following the satisfaction or waiver of the conditions to closing of the Merger.
The Merger Agreement contains customary representations, warranties and covenants by the Company, including, among others, covenants by the Company to conduct its business in the ordinary course between the date of the Merger Agreement and the closing of the Merger, to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and, subject to certain customary exceptions, for the Board to recommend that the stockholders adopt the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including, among others, covenants by Parent and Merger Sub to use their reasonable best efforts to obtain regulatory approvals for the Merger, including under the HSR Act and by CFIUS.
The Merger Agreement provides that the Company will not, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement); (ii) furnish to any third party any non-public information relating to the Company or its subsidiaries or afford to any third party access to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries, in each case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any third party with respect to an Acquisition Proposal or inquiry that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract with respect to an Acquisition Transaction (as defined in the Merger Agreement), other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) (an “Alternative Acquisition Agreement”).
Notwithstanding these limitations, prior to obtaining the Company Stockholder Approval, if (i) the Company has received an Acquisition Proposal that was not the result of any material breach of Section 5.3(a) of the Merger Agreement and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or would be reasonably likely to lead to a Superior Proposal and the failure to enter into discussions regarding such Acquisition Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Company may (a) participate or engage in discussions or negotiations with, (b) furnish any non-public information relating to the Company or its subsidiaries to, or (c) afford access to non-public information, or to any personnel, of the Company or its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, the third party making the Acquisition Proposal, provided that in each such case the Company will provide to Parent and its representatives any non-public information that is provided to such third party that was not previously made available to Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such third party.

In addition, if the Company has received an Acquisition Proposal that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Board may (i) effect a Company Board Recommendation Change (as defined in the Merger Agreement) with respect to such Superior Proposal or (ii) authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, subject to payment of the termination fee described below to Parent. Prior to taking such actions, the Company must provide Parent with at least four business days advance written notice (the “Notice Period”) of the Company’s intention to take such actions, which notice must include the material terms and conditions of the Acquisition Proposal and copies of all relevant documents relating thereto. To the extent Parent desires to negotiate, the Company is required to engage in good faith negotiations with Parent during the Notice Period regarding any adjustments to the terms and conditions of the Merger Agreement proposed in writing by Parent in a manner that would constitute a binding agreement between the parties if accepted by the Company. Following the Notice Period, and after considering in good faith any adjustments proposed by Parent, the Board may terminate the Merger Agreement if it determines in good faith that such Acquisition Proposal would continue to constitute a Superior Proposal if such proposed adjustments were to be given effect. In the event of any material modifications to an Acquisition Proposal that has triggered a Notice Period, the Company is required to deliver a new written notice to Parent at which point the Notice Period would be extended for three business days from the date of such new notice. Subject to similar provisions and requirements in the Merger Agreement, including a four-business day Notice Period, the Board may also effect a Change of Board Recommendation with respect to an Intervening Event (as defined in the Merger Agreement).
The Merger Agreement contains certain termination rights for the parties, including the right of either party, subject to specified limitations, to terminate the Merger Agreement if the Merger is not consummated by March 23, 2023.
The Merger Agreement provides that, in certain circumstances, including the termination of the Merger Agreement by the Company to accept a Superior Proposal (as defined in the Merger Agreement), the termination of the Merger Agreement by Parent following a change in recommendation by the Board, and other customary circumstances, the Company would be required to pay Parent a termination fee of $10,000,000.
The above-description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).
Following the effective time of the Merger, the common stock of the Company will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).
Item 8.01 Other Events.

On June 24, 2022, the Company and Parent announced that they had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

About USA Truck, Inc.

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management, including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed Merger involving the Company, Parent and Merger Sub. A meeting of the stockholders of the Company will be announced to seek stockholder approval in connection with the proposed Merger. The Company will file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT, MERGER SUB AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.usa-truck.com or by sending a written request to the Company’s Secretary at 3200 Industrial Park Road, Van Buren, Arkansas 72956.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the Merger will be set forth in the Company’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the Merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the Merger. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 11, 2022. To the extent that holdings of the Company’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward Looking Statements

This announcement contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements relating to the completion of the Merger. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: (a) the satisfaction of the conditions precedent to the consummation of the Merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals); (b) uncertainties as to the timing of the Merger and the possibility that the Merger may not be completed; (c) unanticipated difficulties or expenditures relating to the Merger; (d) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including, in circumstances which would require the Company to pay a termination fee; (e) legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Board, the Company’s executive officers and others following the announcement of the Merger; (f) disruptions of current plans and operations caused by the announcement and pendency of the Merger; (g) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Merger; (h) potential difficulties in employee retention due to the announcement and pendency of the Merger; (i) the response of customers, suppliers, drivers and regulators to the announcement and pendency of the Merger; (j) disruptions in the execution of plans, strategies, goals and objectives of management for future operations caused by the Merger; (k) changes in accounting standards or tax rates, laws or regulations; (l) continued and sufficient access to capital; (m) economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflation, or the conflict in Ukraine and related sanctions) or competition, or changes in such conditions, negatively affecting the Company’s business, operations and financial performance; (n) risks that the price of the Company’s common stock may decline significantly if the Merger is not completed; (o) the possibility that the Company could, following the Merger, engage in operational or other changes that could result in meaningful appreciation in its value; and (p) the possibility that the Company could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of the Company’s assets to one or more as yet unknown purchasers, which could conceivably produce a higher aggregate value than that available to our stockholders in the Merger. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or if any occur, what effect they will have on our results of operations or financial condition.

If the proposed Merger is consummated, the Company’s stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Other factors that could impact the Company’s forward-looking statements are identified and described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as well as the Company’s subsequent filings and quarterly reports and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on the Company’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits
Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 23, 2022, by and among the Company, Parent and Merger Sub.*

99.1	Press release announcing the Merger Agreement, issued by the Company on June 24, 2022.

________________________________________________________________________
* Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	June 24, 2022	/s/ Zachary B. King
Zachary B. King
Executive Vice President and Chief Financial Officer